Exhibit 5.1

Tel Aviv | March 7, 2014

BioLineRx Ltd.
P.O. Box 45158
19 Hartum Street
Jerusalem 91450
Israel

Re:	BioLineRx Ltd. — 9,660,000 American Depositary Shares Representing 96,600,000 Ordinary Shares

Dear Sir and Madam:

We have acted as Israeli counsel to BioLineRx, Ltd., (the “Company”) in connection with the issuance and sale of an aggregate of 9,660,000 American Depositary Shares (the “ADSs”), each representing ten (10) ordinary shares, NIS 0.01 par value per share of the Company (the “Ordinary Shares”), being offered by the Company, pursuant to the terms of an underwriting agreement dated March 4, 2014 (the “Underwriting Agreement”) between the Company and Roth Capital Partners, LLC as representative of the several underwriters named on Schedule 1 to the Underwriting Agreement.  The ADSs are being issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-182997) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated August 14, 2012, and the prospectus supplement dated March 4, 2014, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act.

As counsel to the Company in Israel, we have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that in our opinion, the Ordinary Shares underlying the ADSs are duly authorized, legally issued, fully-paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

Morrison & Foerster LLP may rely upon this opinion for the purpose of rendering their opinion dated March 7, 2014, with respect to certain matters concerning the ADSs.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be filed with the Commission on March 7, 2014, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ Yigal Arnon & Co. Yigal Arnon & Co.

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